Exhibit (j)

              CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated April 24, 2015 relating to the financial statements of AB All Market Growth Portfolio, one of the portfolios constituting AB Cap Fund, Inc., for the fiscal year ended February 28, 2015, which is incorporated by reference in this Post-Effective Amendment No. 187 to the Registration Statement (Form N-1A No. 2-29901) of AB Cap Fund, Inc.

                                                          /s/ Ernst & Young LLP




New York, New York
June 26, 2015